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IDS Life Moneyshare Fund, Inc.
File No. 2-72584/811-3190

                           EXHIBIT INDEX


Exhibit 5(c): Addendum to Investment Advisory Agreement between IDS Life and American Express Financial
                  Corporation for IDS Life International Equity
                  Fund, dated January 1, 1995.

Exhibit 11:       Independent Auditor's Consent.

Exhibit 17:       Financial Data Schedule.